Exhibit 99.2

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: June 29, 2017, 6:00 a.m. EDT	Contact: Jack Isselmann, Public Relations Justin Roberts, Investor Relations Ph: 503-684-7000

Greenbrier Adds Two Independent Directors to Board of Directors

~ Wanda Felton and David L. Starling elected to Board of Directors ~

~ Greenbrier increases Board of Directors to nine members ~

Lake Oswego, Oregon, June 29, 2017 – The Greenbrier Companies, Inc. (NYSE:GBX) announced today the election of Wanda Felton and David L. Starling to the Company’s Board of Directors. The election of two new directors increases Greenbrier’s Board of Directors to nine members, eight of whom are independent directors.

Wanda Felton has approximately 25 years of investment banking and private equity advisory experience. After twice being confirmed by the United States Senate, Ms. Felton recently completed service as First Vice President and Vice Chair of the Export Import Bank of the United States (Ex-Im Bank). As Vice Chair of the Board of Directors, she voted on policy matters and approved transactions that spanned global markets and addressed many industry sectors, including manufacturing and transportation, among others.

Earlier in her career, Ms. Felton worked in corporate finance, serving clients in the financial services industry. She led transactions that steered more than $3.5 billion to emerging markets, including sub-Saharan Africa.

Prior to joining Ex-Im Bank, she operated MAP Capital Advisors. Previously, she was a managing director at Helix Associates, a division of Jefferies Inc.; a director at Credit Suisse First Boston; and a managing director at Hamilton Lane Advisors. Ms. Felton began her career as a loan officer at Ex-Im Bank. She holds a B.A. from the University of Pennsylvania and MBA from Harvard Business School.

“I am very pleased to have an expert in international finance like Wanda join our board,” said William A. Furman, Chairman & CEO. “Greenbrier will benefit from her experience with international markets and financial strategies as we pursue a growth plan that includes an emphasis on successfully executing transactions around the world.”

David L. Starling recently retired from the Board of Directors of Kansas City Southern (KCS) where he served since 2010. From 2008-2016, Mr. Starling also served as President and COO at KCS and as President and CEO and a member of the Board of Directors of its affiliate, Kansas City Southern Railroad. KCS is a NYSE-traded transportation holding company that has railroad investments in the U.S., Mexico and Panama. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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Greenbrier Adds Two Independent Directors . . . (Cont.)	Page 2

Mr. Starling possesses substantial experience in the North American rail industry and in intermodal transportation and global shipping logistics. He began his railroad career in 1971 with the St. Louis-San Francisco Railroad (the Frisco) and over the next 14 years held various positions in rail operations at the Frisco and later Burlington Northern (BN) after the Frisco was acquired by BN. From 1988 to 1999 he served American President Lines (APL) in various roles including as Vice President of Central Asia where he had oversight of APL’s operations in Hong Kong, China and Taiwan. Subsequently, he relocated to Panama to serve as president and director general of Panama Canal Railway Company, a KCS affiliate, with responsibility for the reconstruction of the railroad and its subsequent operation. In 2012, Mr. Starling was awarded Railway Age’s prestigious Railroader of the Year award.

Furman added, “With over four decades in the transportation business, Dave Starling is a railroader’s railroader and a well-respected leader in the rail industry. Dave brings to the Board deep industry experience from executive roles in the transportation business on multiple continents. Gaining a director with Dave’s background in railroading, particularly in Latin America, is advantageous to our pursuit of new railcar markets in Central and South America. As a NAFTA champion throughout his career, Dave will bring an important voice and perspective to Greenbrier when we engage with U.S. and Mexico policymakers during the upcoming NAFTA renegotiations.”

“Wanda Felton and Dave Starling are two exceptional additions to the Greenbrier Board. We expect them to make immediate and enduring contributions to our Board activities and deliberations. I join all of my fellow Greenbrier Directors in welcoming them both to the Board,” Furman concluded.

About Greenbrier

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to freight rail transportation markets. Greenbrier designs, builds and markets freight railcars in North America, Latin America and Europe. We also build and market marine barges in North America. We manufacture freight railcars in Brazil through a strategic partnership in which we hold a majority interest and produce rail castings through a separate Brazilian partnership. Greenbrier also has a majority stake in Greenbrier-Astra Rail, an end-to-end, Europe-based freight railcar manufacturing, engineering and repair business. Through our European manufacturing operations, we deliver U.S.-designed tank cars to Saudi Arabia. We are a leading provider of wheel services, parts, leasing and other services to the railroad and related transportation industries in North America and a supplier of freight railcar repair, refurbishment and retrofitting services in North America through a joint venture partnership with Watco Companies, LLC. Through other joint ventures, we produce rail castings, tank heads and other railcar components. Greenbrier owns a lease fleet of over 9,000 railcars and performs management services for 267,000 railcars.

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